                                                                   Exhibit 14(b)




                          INDEPENDENT AUDITORS' CONSENT





We consent to the use in this Registration Statement on Form N-14 of Eaton Vance Growth Trust on behalf of Eaton Vance Worldwide Developing Resources Fund (the "Fund") of our report dated October 2, 1998 relating to Eaton Vance Worldwide Developing Resources Fund and of our report dated October 2, 1998 relating to Worldwide Developing Resources Portfolio, which reports are included in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to our Firm under the headings "Developing Resources Financial Highlights" and "Experts".




                                                 /s/ DELOITTE & TOUCHE LLP
October 20, 1998                                     --------------------------
Boston, Massachusetts                                Deloitte & Touche LLP